EXHIBIT 99.1

AMENDMENT TO

CONDITIONAL SHARE PURCHASE AGREEMENT

This Amendment (this “Amendment”) is entered into by and between CareDx, Inc. (the “Purchaser”) and Midroc Invest AB (the “Seller”) and amends that certain Conditional Purchase Agreement (the “Agreement”) between the Purchaser and the Seller relating to the sale by the Seller and the purchase by the Purchaser of all of the Seller’s 43,678,850 shares in Allenex AB (the “Company”) in connection with the Purchaser’s public offer to acquire all outstanding shares in the Company announced by the Purchaser on 16 December 2015. Terms used but not defined herein shall have the meaning ascribed thereto in the Agreement.

WHEREAS the Purchaser has agreed to increase the Common Stock Component in consideration for the Seller agreeing to not require a deposit in escrow of the Contingent Cash Component as agreed in Appendix 1 to the Agreement and the Seller agreeing to defer payment of the Contingent Cash Component as set forth herein.

The Parties have agreed as follows:

1.	PURCHASE AND SALE

1.1	Purchase and Sale; Purchase Price

Section 1.1 of the Agreement is hereby replaced in its entirety with the following:

“Subject to the terms and conditions of the Agreement, the Seller agrees to sell the Shares, together with all dividends, distributions and rights attaching to the Shares on and after the Offer Announcement Date, free of all liens, charges and other encumbrances and third party rights whatsoever, to the Purchaser for a purchase price (the “Purchase Price”) consisting of the following combination of cash and securities: (i) SEK 1.191 per Company share, which is equal to SEK 52,011,983 for all Shares purchased (the “Initial Cash Component”), (ii) up to SEK 0.540 per Company share, which is equal to SEK 23,596,107 for all Shares purchased, subject to and conditional upon the contingencies identified in Appendix 1 (the “Contingent Cash Component”) and (iii) 0.01458 shares of common stock of the Purchaser per Company share, which is equal to 636,838 shares of such common stock for all Shares purchased (the “Common Stock Component”, and such shares the “Consideration Shares”).”

2	PAYMENT OF THE CONTINGENT CASH COMPONENT

2.1	Payment of the Contingent Cash Component

Section 2.3 of the Agreement is hereby replaced in its entirety with the following:

“Subject to and conditional upon the Purchaser having accepted the tendered Shares and the contingencies identified in Appendix 1, the Contingent Cash Component shall become payable on March 31, 2017”

Amendment Conditional Purchase Agreement Midroc Invest AB

2.2	Replacement of Appendix 1

Appendix 1 to the Agreement is replaced in its entirety with Appendix 1 attached hereto.

3.	REPRESENTATIONS & WARRANTIES

3.1	Representations & Warranties of the Seller

The Seller represents and warrants to the Purchaser that:

(a)	the execution, delivery and performance of this Amendment has been duly authorised by the Seller and constitutes a legal, valid, binding and enforceable obligation of the Seller; and

(b)	the execution, delivery and performance of this Amendment by the Seller is not contrary to the provisions of the articles of association and/or other constitutional documents of the Seller and does not and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Seller or any of its affiliates is a party or by which it or any of its affiliates is bound.

3.2	Representations & Warranties of the Purchaser

The Purchaser represents and warrants to Seller that:

(a)	the execution, delivery and performance of this Amendment has been duly authorised by the Purchaser and constitutes a legal, valid, binding and enforceable obligation of the Purchaser; and

(b)	the execution, delivery and performance of this Amendment by the Purchaser is not contrary to the provisions of the articles of association and/or other constitutional documents of the Purchaser and does not and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Purchaser or any of its affiliates is a party or by which it or any of its affiliates is bound.

4.	GOVERNING LAW; DISPUTE RESOLUTION

This Amendment, including the arbitration clause, shall be governed by and construed in accordance with Swedish substantive law.

Any dispute arising out of or in connection with this Amendment shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The Parties undertake and agree that all arbitral proceedings conducted with

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reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed other than if and to the extent permitted by Section 5 of the Agreement.

[Signature page to follow]

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This Amendment has been executed in two (2) original counterparts of which the Parties have taken one each.

MIDROC INVEST AB	CAREDX, INC.

/s/ Oscar Ahlgren	/s/ Peter Maag
By: Oscar Ahlgren	By: Peter Maag
Date: February 8, 2016	Date: February 8, 2016
Place: Stockholm	Place: Brisbane, California, USA

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Appendix 1

CONTINGENT CASH COMPONENT

Contingency	Contingent Cash Component

1.     QTYPE CE-Marking

Achievement of CE-marking (including receipt of EC-certificate from a Notified Body) of a Q-TYPE 11 reagent test and, as a separate and not necessarily as a bundled product, associated software as performed on a PCR instrument on or before December 31, 2016.

SEK 0.27 per Company share and SEK 11,798,054 for all Shares purchased

2.     Compliance with Financial Covenants

Compliance, in each of the reference periods Q4 2015 and Q1 2016, with the financial covenants (as per existing ratios) in the Danske Bank MSEK 71 Term Facility. Alternatively, if the contingency is not achieved, Danske Bank or any other bank of equal standing (the “Bank”) making an offer on or before June 30, 2016 to amend or refinance the facility with realistically achievable financial covenants based on performance of the Company’s business through Q1 2016 and with a duration and amortization schedule not materially deviating negatively from the existing facility’s duration and amortization schedule, but then the Contingent Cash Component shall be reduced by the sum of the net present value of any increased interest margins and 50% of any waiver or refinancing fees and cost reimbursements charged by the Bank multiplied by 0,415. A representative of the Seller shall be entitled to participate in negotiations with Danske Bank and, if the Purchaser elects not to, to conduct such negotiations.

SEK 0.27 per Company share and SEK 11,798,053 for all Shares purchased

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